UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31565	06-1377322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

615 Merrick Avenue, Westbury, NY 11590

(Address of principal executive offices)

(516) 683-4100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 4, 2009, as part of the consideration associated with New York Community Bank’s assumption of substantially all of the deposits and certain identified liabilities, and acquisition of certain assets, of AmTrust Bank, a federally chartered savings bank headquartered in Cleveland, Ohio (“AmTrust Bank”), New York Community Bancorp, Inc. (the “Company”) issued to the Federal Deposit Insurance Corporation (the “FDIC”) an Equity Appreciation Instrument (the “EAI”) with respect to 25 million Subject Units (as defined in the EAI). The transaction with AmTrust Bank and the issuance of the EAI were previously reported in the Company’s Current Report on Form 8-K filed on December 7, 2009.

On December 9, 2009, the FDIC exercised the EAI with respect to 15 million of the 25 million Subject Units issuable under the EAI. Pursuant to the terms of the EAI, the Company settled this exercise for cash and paid the FDIC an amount equal to $10,753,500.00 on December 9, 2009.

On December 17, 2009, the FDIC exercised the EAI with respect to the remaining 10 million of the 25 million Subject Units issuable under the EAI. Pursuant to the terms of the EAI, the Company settled this exercise for cash and paid the FDIC an amount equal to $12,523,000.00 on December 17, 2009.

In the aggregate, the Company paid the FDIC a total amount equal to $23,276,500.00 to settle both exercises of the EAI by the FDIC, representing the aggregate amount by which the market price for the Company’s common stock exceeded the exercise price of the Subject Units at the time of each respective exercise by the FDIC.

The foregoing is qualified in its entirety by reference to the full text of the EAI, a copy of which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 7, 2009 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New York Community Bancorp, Inc.

By	/S/ ILENE A. ANGAROLA
Name:	Ilene A. Angarola
Title:	Executive Vice President and Director, Investor Relations

Date: December 17, 2009